CBD Media Holdings LLC

:

For Release on August 12, 2005 at 5:00 p.m.

CBD Media Holdings LLC Reports Second Quarter 2005 Financial Results

CINCINNATI, OH – August 12, 2005 – CBD Media Holdings LLC (“CBD,” the “Company”) today reported results for its second quarter ended June 30, 2005.

Net revenue in the quarter was $22.7 million, down 0.5% from $22.9 million in 2Q04, and EBITDA was $13.2 million, up 12.4% from $11.7 million in 2Q04.  Second quarter was the first reporting quarter that included the new revenue billing associated with the June 2005 directories and the 2005 White Pages.  The increase in EBITDA was primarily attributable to decreases in compensation expense related to the management units.  EBITDA represents earnings before interest, taxes, depreciation and amortization.  EBITDA is included to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements.

Cash flow used in operating activities was $3.1 million for the quarter ended June 30, 2005 versus cash flow provided by operating activities of $1.0 million for the quarter ended June 30, 2004.  The cash flow used in the operating activities were associated with the working capital requirements of the second quarter.  The comparable 2004 outlays were made in the first quarter.  Cash decreased in the quarter by $7.6 million versus a $0.3 million increase in the same quarter last year.  At quarter’s end, CBD’s cash balance was $17.8 million with outstanding debt of $400.0 million.

“Our June 2005 Metro Sales Campaign concluded in the second quarter with disappointing results.  Despite the softness of our Metro Sales Campaign, CBD’s long term market share dominance continues, as evidence by the 92% usage share from the July 2005 University of Cincinnati study which has been conducted annually since 1997,” said Douglas A. Myers, President and Chief Executive Officer.

SECOND QUARTER – OPERATING RESULTS

Net revenue decreased $0.1 million, or 0.5%, to $22.7 million in the second quarter when compared to the same period in 2004.  Results for the quarter included the first month’s revenue recognition of the June 2005 directories, including the Greater Cincinnati edition.  Also included, is the yearly revenue generated from the publication of the Cincinnati White Pages in fulfillment of its Directory Services Agreement with Cincinnati Bell Telephone.  EBITDA increased $1.5 million, or 12.4%, to $13.2 million.  General and Administrative costs decreased $0.9 million for the quarter at $1.2 million, primarily due to a decrease of $1.0 million in compensation expense related to the management units.  In addition, there were decreases in cost of revenue of $0.5 million in compensation expense related to the management units, $0.1 million for lower commissions due to sales volume, and $0.2 million for printing costs.  As a result of continued focus on receivables, bad debt expense was flat for the quarter in comparison to the prior year’s results.  Capital expenditures were minimal for the quarter.

SECOND QUARTER – UNAUDITED SELECTED FINANCIAL INFORMATION

Unaudited selected financial information for the three months ended June 30, 2005 and 2004, and the six months ended June 30, 2005, and 2004.

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
	(Dollars in thousands)
Statement of Operations Data:
Net revenue	$22,741	$44,628	$22,860	$44,608
Cost of revenue	8,343	16,321	9,017	16,946
General and administrative expense	1,197	2,347	2,098	3,229
Depreciation and amortization	6,295	12,588	6,449	12,899
Total operating expenses	15,835	31,256	17,564	33,074
Operating income	6,906	13,372	5,296	11,534
Interest expense, net	8,183	16,180	4,970	10,017
Net income (loss)	$(1,277)	$(2,808)	$326	$1,517

Other Financial Data:
EBITDA(1)	$13,201	$25,960	$11,745	$24,433
Capital expenditures	23	23	-	-
Cash flows provided by (used for):
Operating activities	(3,144)	7,446	976	6,487
Investing activities	(23)	(23)	—	—
Financing activities	(4,468)	(4,602)	(723)	(12,923)

Balance Sheet Data (at period end):
Cash and cash equivalents		$17,817		$16,030
Total assets		311,175		332,438
Total debt		400,000		297,000
Total members’ capital (deficit)		(115,232)		16,351

(1)

EBITDA represents earnings before interest, taxes, depreciation and amortization. The calculation of EBITDA is set forth below:

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
	(Dollars in thousands)

Cash flows provided by (used in)
operating activities	$(3,144)	$7,446	$976	$6,487
plus:
Cash paid for interest	8,422	12,161	7,887	10,684
Changes in working capital accounts	7,923	6,353	2,882	7,262
EBITDA	$13,201	$25,960	$11,745	$24,433

SECOND QUARTER CONFERENCE CALL

CBD Media Holdings LLC will hold its second quarter conference call on August 15, 2005 at 9:00 a.m. EST and can be accessed by dialing 1-800-610-4566.  The call will be operator assisted, therefore a passcode is not required.  A Replay of the conference call will be available through August 22 by dialing 1-888-843-8996.  The passcode for the Replay is 12455140.

ABOUT CBD MEDIA HOLDINGS LLC

CBD Media Holdings LLC is the twelfth largest directory publisher in the United States based on 2002 revenues.  The Company is the exclusive directory publisher for Cincinnati Bell branded yellow pages in the Cincinnati-Hamilton metropolitan area, which is the 23rd largest metropolitan area in the country.  CBD Media was created on March 8, 2002, as the result of the purchase of fourteen yellow page directories for $343.4 million, by Spectrum Equity Investors, a private equity firm, from Broadwing, now renamed Cincinnati Bell.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks, include, but are not limited to:  national and local economic and business conditions that affect advertising expenditures by businesses and individuals as well as consumer trends in the usage of our principal product; our ability to maintain relationships with third-party service providers; the effect of competition in local telephone service on Cincinnati Bell Telephone and our relationships with that company; changes in taxes and government regulations that influence local phone service; our degree of leverage, which may affect our ability to obtain financing in the future; the reduction in our operating flexibility resulting from restrictive covenants in our debt agreements, including the risk of default that could occur; the effects of tax legislative action; the effect of any rating agency downgrades on the cost and availability of new debt financings; our relationship with our principal stockholders; and other risk factors discussed in our Registration Statement on Form S-4 (Registration No. 333-107783) and in other reports and documents we file with the Securities and Exchange Commission, or the Commission.  For further information regarding risks and uncertainties associated with our business, please refer to the Company’s filings with the SEC.  Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material.  All information in this release is as of August 2, 2004 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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Endnotes

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